PTC Announces New Capital Allocation Strategy

NEEDHAM, Mass. -- PTC (Nasdaq: PTC) today announced a new capital allocation strategy that further enhances the company’s focus on sustainable growth and shareholder value. As part of the new strategy, PTC has set a long-term goal to return approximately 40% of free cash flow to shareholders. This goal reflects PTC’s confidence in its ability to generate consistent free cash flow in the years ahead that will enable the company to continue investing in organic and inorganic growth, while enhancing the return of capital to shareholders.

As part of this strategy, PTC’s Board of Directors has authorized a new $600 million share repurchase program ending September 30, 2017. As part of this authorization, PTC expects to repurchase $125 million of its common stock by the end of fiscal 2014 using an accelerated stock repurchase (ASR) agreement. Future repurchases are expected to be carried out through open market share repurchases or privately negotiated transactions beginning in Q1’15. These share repurchases will be executed based on then-current business and market factors, so the actual return of capital in any single quarter may be significantly more or less than the long-term goal of 40% of free cash flow. PTC may use cash from operations or may borrow funds under its credit facility to make such repurchases. PTC expects to borrow $125 million under its existing credit facility for the ASR.

PTC also plans to enter into a new $1.5 billion credit facility, with a syndicate of existing and new banks. Upon closing, the new facility would replace the company’s existing $1.0 billion credit facility, which is scheduled to mature on January 30, 2019.

James Heppelmann, president and chief executive officer, commented, “This capital allocation strategy reflects our ongoing commitment at PTC to generate significant free cash flow on a consistent basis and drive value for our shareholders.”

Business Outlook
Jeff Glidden, chief financial officer, commented, “The net effect of today’s announcement will be to increase our target non-GAAP EPS growth in FY’15 to the mid-teens, from the low to mid-teens previously, assuming a stable macroeconomic environment and no significant currency fluctuations. Repurchases in accordance with our return of capital goal are also expected to result in a declining share count in FY’16 and beyond. We continue to target total revenue growth in the low to mid single digit range, including expected revenue from Atego and Axeda and plan to provide formal FY’15 guidance in conjunction with our Q4 earnings release later this year.”

Conference Call and Webcast
PTC is hosting a 30 minute investor call and webcast to discuss its new capital allocation strategy. Following introductory comments by James Heppelmann and Jeff Glidden, we will take Q&A.

What:	PTC Capital Allocation Strategy Conference Call and Webcast

When:	Tuesday August 5th, 2014 at 8:00am (ET)

Dial-in:	1-800-857-5592 or 1-773-799-3757 Call Leader: James Heppelmann Passcode: PTC

Webcast:	www.ptc.com/for/investors.htm

Replay:
The audio replay of this event will be archived for public replay until 4:00 pm (CT) on August 15th, 2014.
Dial-in: 1-866-501-7040  Passcode: 7649
To access the replay via webcast, please visit www.ptc.com/for/investors.htm.

Important Information About Non-GAAP References
PTC provides non-GAAP supplemental information to its financial results. Non-GAAP EPS excludes stock-based compensation expense, amortization of acquired intangible assets, restructuring charges, acquisition-related expenses, costs associated with terminating a U.S. pension plan, certain identified non-operating gains and losses, and the related tax effects of the preceding items and discrete tax items. We use non-GAAP measures, and we believe that non-GAAP measures assist our investors, to make period-to-period comparisons of our operational performance because they provide a view of our operating results without items that are not, in our view, indicative of our core operating results. We believe that t non-GAAP measures help illustrate underlying trends in our business, and we use the measures to establish budgets and operational goals, communicated internally and externally, for managing our business and evaluating our performance. We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to the results of peer companies. In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on PTC’s financial results. Management uses, and investors should consider, non-GAAP measures in conjunction with our GAAP results.

Forward-Looking Statements
Statements in this press release that are not historic facts, including statements about our fiscal 2015 and other financial and growth expectations, intent to repurchase shares and enter into the accelerated stock repurchase agreement and to return 40% of free cash flow to shareholders and associated expected effects, intent to enter into a new credit facility, and the acquisition of Axeda,  are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that the macroeconomic climate may not improve or may deteriorate, the possibility that our revenue and cash flow may decrease if customers do not purchase or adopt our solutions when or at the rates we expect, the possibility that foreign currency exchange rates may vary from our expectations and thereby affect our reported revenue, expense and earnings, the possibility that we may not achieve the license, services or support growth rates that we expect, which could result in a different mix of revenue between license, service and support and could impact our EPS results, the possibility that our businesses, including the Atego and Axeda (once acquired) businesses,  may not expand and/or generate the revenue we expect, the possibility that we may not complete the acquisition of Axeda Corporation when or as we expect, the possibility that other uses of cash may reduce the amount of shares we repurchase, the possibility that the use of cash to repurchase our shares may reduce our ability to undertake organic and inorganic growth initiatives, the possibility that existing and/or other banks will be unwilling to enter into an expanded credit facility with us, the possibility that the increased leverage we anticipate undertaking in connection with the new capital allocation strategy will constrain our ability to pursue other initiatives, the possibility that resource constraints and personnel reductions could adversely affect our revenue, and the possibility that fines and penalties may be assessed against us in connection with our previously announced investigation in China.  Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

PTC, the PTC logo, Atego and all other PTC product names and logos are trademarks or registered trademarks of PTC Inc. or its subsidiaries in the United States and in other countries.

About PTC
PTC (Nasdaq: PTC) enables manufacturers to achieve sustained product and service advantage. PTC’s technology solutions help customers transform the way they create, operate and service products for a smart, connected, world. Founded in 1985, PTC employs approximately 6,000 professionals serving more than 28,000 businesses in rapidly-evolving, globally distributed manufacturing industries worldwide. Get more information at www.ptc.com.

Contact:
PTC Investor Relations
James Hillier, 781-370-6359
jhillier@ptc.com